Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is dated as of March 3, 2006, by and between BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC., a Delaware corporation (the “Corporation”), and HWC ENERGY SERVICES, INC., a Texas corporation (including its successors and any assignee of rights hereunder permitted by Section 17 hereof, “HWC”).

WHEREAS, in connection with, and as partial consideration for, the Corporation’s acquisition of the Target Subsidiaries pursuant to the terms of the Transaction Agreement, HWC will receive shares of Common Stock of the Corporation in a transaction exempt from registration under the Securities Act; and

WHEREAS, the Corporation and HWC deem it to be in their respective best interests to enter into this Agreement to set forth the rights and obligations of the parties in connection with public offerings and resales of such shares.

ACCORDINGLY, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the Corporation and HWC hereby agree as follows:

SECTION 1.	DEFINITIONS.

As used in this Agreement, the following terms have the following meanings:

(a)     “Closing Date” means the closing date of the transactions contemplated by the Merger Agreement.

(b)     “Commission” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

(c)  “Common Stock” means the Common Stock, par value $0.00001, of the Corporation.

(d)     “Exchange Act” means the Securities Exchange Act of 1934 or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

(e)     “Miscellaneous Shares” means at any time those shares of Common Stock which do not constitute Primary Shares or Registrable Shares.

(f)     “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(g)     “Primary Shares” means at any time the authorized but unissued shares of Common Stock and shares of Common Stock held by the Corporation in its treasury.

(h)     “Registrable Shares” means (i) the 26,462,137 shares of Common Stock acquired by HWC pursuant to the Merger Agreement, (ii) any other securities of the Corporation into or for which the Registrable Shares may be exchanged, converted or reclassified or which may be issued or issuable with respect to the Registrable Shares or such other securities by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, (iii) any shares of Common Stock acquired subsequent thereto, and (iv) any securities received in respect of the foregoing, in each case in clauses (i) through (iv) which at any time are held by HWC. As to any particular Registrable Shares, once issued, such Registrable Shares shall cease to be Registrable Shares when (A) they have been registered under the Securities Act, the registration statement in connection therewith has been declared effective, and the Registrable Shares have been disposed of pursuant to and in the manner described in such effective registration statement, (B) the Registrable Shares are sold or distributed pursuant to Rule 144, or (C) the Registrable Shares have ceased to be outstanding.

(i)     “Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto.

(j)    “Securities Act” means the Securities Act of 1933 or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

(k)     “Shelf Registration Statement” means the Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement.

(l)     “Transaction Agreement” means that certain Transaction Agreement dated as of November 21, 2005 by and among the Corporation, HWC Acquisition LLC, HWC Merger Corporation, Hydraulic Well Control, LLC and HWC.

(m)     “Target Subsidiaries” means HWCES International, a Cayman Islands corporation, HWC Limited, a Louisiana corporation, and Hydraulic Well Control, LLC, a Delaware limited liability company.

SECTION 2.	REQUIRED SHELF REGISTRATION.

(a)     The Corporation shall file with the SEC a shelf registration statement covering the Registrable Shares for an offering to be made on a continuous or delayed basis pursuant to Rule 415 promulgated under the Securities Act (the “Initial Shelf Registration Statement”) by HWC in the manner designated by it (including, without limitation, a plan of distribution specified by HWC which shall provide HWC broad latitude in the manner of disposing of the Registrable Shares, including through block trades, “bought deals,” traditional underwritten offerings, ordinary brokerage sales and sales outside the Shelf Registration Statement pursuant to Rule 144). The Corporation shall not permit any securities other than the Registrable Shares to be included in the Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement.

(b)     The Corporation will cause, by the 30th day after the Closing Date, the Initial Shelf Registration Statement to be prepared and filed with the Commission and use its reasonable best efforts to have such Initial Shelf Registration Statement declared effective by the Commission as soon as practicable thereafter. The Corporation shall use its reasonable best efforts to keep the Initial Shelf Registration Statement continuously effective under the Securities Act (the “Effectiveness Period”) until the earlier of (i) the later of (A) the date which is 24 months from the Closing Date and (B) such time as HWC ceases to own at least 5% of the outstanding shares of Common Stock of the Corporation, and (ii) the later of (x) the fourth anniversary of the Closing Date and (y) the earliest date that HWC may then dispose of all its Registrable Shares without restriction under Rule 144(k) promulgated under the Securities Act). Notwithstanding the foregoing, the Corporation’s obligations under this Section 2(b) shall immediately terminate upon the sale of all Registrable Shares covered by any Shelf Registration Statement in the manner set forth and as contemplated in such Shelf Registration Statement.

(c)     If the Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period (other than because of the sale of all of the securities registered thereunder), the Corporation shall, in addition to fulfilling its obligations under Section 2(d) below, within five Business Days of such cessation of effectiveness or, if such cessation is reasonably foreseeable, prior to such cessation, as appropriate either (i) amend such Shelf Registration Statement in a manner to obtain the withdrawal of the order suspending the effectiveness thereof (ii) or file an additional shelf registration statement pursuant to Rule 415 promulgated under the Securities Act (each, a “Subsequent Shelf Registration Statement”) covering all of the Registrable Shares covered by and not sold under the Initial Shelf Registration Statement or an earlier Subsequent Shelf Registration Statement. If a Subsequent Shelf Registration Statement is filed, the Corporation will cause the Subsequent Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable after such filing and to keep such Subsequent Shelf Registration Statement continuously effective during the remainder of the Effectiveness Period.

(d)     The Corporation shall promptly supplement and amend each Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration Statement, if required by the Securities Act, or if reasonably requested by HWC or by any underwriter of the Registrable Shares acting on behalf of HWC. Notwithstanding the foregoing, the Corporation shall not be obligated to prepare more than three supplements or amendments for use in traditional underwritten public offerings of Registrable Shares under the Shelf Registration Statement which would involve a “road show” or similar activity on the part of management of the Corporation (a “Traditional Underwritten Public Offering”) nor more than one such supplement or amendment in any twelve month period. Additionally, the Corporation may delay for a period of up to 60 days the filing or effectiveness of any supplement or amendment to the Shelf Registration Statement required in connection with an underwritten public offering if at the time of such request (i) the Corporation is engaged, or intends to engage within 60 days of the time of such request, in a firm commitment underwritten public offering of Primary Shares in which the holders of Registrable Shares may include Registrable Shares pursuant to Section 3 and such plans or intentions have been approved by the Board of Directors of the Corporation prior to the time of such request (and the Corporation notifies HWC as soon as practicable after such request but in no event later than the second business day after such request) or (ii) on account of a suspension in accordance with Section 6 hereof.

(e)     Any Shelf Registration Statement filed in accordance with this Agreement shall be on such appropriate registration form of the Commission (i) as shall be selected by the Corporation and as shall be reasonably acceptable to HWC and (ii) as shall permit the disposition of the Registrable Shares in accordance with Section 2(a).

SECTION 3.	PIGGYBACK REGISTRATION.

If the Corporation at any time proposes for any reason to register Primary Shares or Miscellaneous Shares under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), it shall promptly give written notice to HWC of its intention to so register such shares. Upon the written request, delivered to the Corporation within 30 days after delivery of any such notice by the Corporation, of HWC to include in such registration Registrable Shares held by HWC (which request shall specify the number of Registrable Shares requested to be included in such registration), the Corporation shall use its reasonable best efforts, subject to any limitations contained in registration rights agreements existing as of the date hereof, to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that if the managing underwriter advises the Corporation that the inclusion of all Registrable Shares requested to be included in such registration would interfere with the successful marketing (including pricing) of the shares proposed to be registered, then the Primary Shares, Registrable Shares, and Miscellaneous Shares proposed to be included in such registration shall be included in the following order: (x) first, the Primary Shares; and (y) second, the Registrable Shares and Miscellaneous Shares sought to be included in the registration on a pro rata basis (based, for each holder of such shares, on the percentage derived by dividing (A) the number of Registrable Shares or Miscellaneous Shares beneficially owned by such holder on a fully diluted basis; by (B) the aggregate number of Registrable Shares and Miscellaneous Shares beneficially owned by all such holders on a fully diluted basis).

SECTION 4.	HOLDBACK AGREEMENT.

If the Corporation at any time shall register shares of Common Stock under the Securities Act (including any registration pursuant to Sections 2 or 3) for sale to the public in an underwritten public offering, HWC shall not sell publicly, make any short sale of, grant any option for the purchase of, or otherwise dispose publicly of, any Common Stock (other than those shares of Common Stock included in such registration pursuant to Sections 2 or 3) without the prior written consent of the Corporation, for a period designated by the Corporation in writing to HWC, which period shall begin not more than 10 days prior to the date of the final prospectus pursuant to which such public offering shall be made and shall not last more than 90 days after the date of such final prospectus (but in no event longer than the period to which the Corporation and all executive officers and directors of the Corporation have agreed). The Corporation shall obtain the agreement of any person permitted to sell shares of Common Stock in a registration to be bound by and to comply with this Section 4 as if such person was a party to this Agreement. The Corporation will not seek to register shares that would trigger the provisions of this Section 4 for at least 90 days after the effectiveness of the Initial Shelf Registration Statement. Notwithstanding the foregoing, the provisions of this Section 4 shall not apply to any stockholder that could then dispose of all of its Registrable Shares without restriction under Rule 144(k) promulgated under the Securities Act.

SECTION 5.	PREPARATION AND FILING.

(a)     If and whenever the Corporation effects the registration of any Registrable Shares, the Corporation shall, as expeditiously as practicable and subject to the limitations set forth herein, effect such registration so as to permit the sale of the applicable Registrable Shares in accordance with the intended method or methods of distribution thereof and in conformity with any required time periods set forth herein, and in connection therewith (but not in limitation thereof) the Corporation shall:

(i)     furnish, at least five business days before filing any Shelf Registration Statement that registers such Registrable Shares or any prospectus contained therein, or any amendments or supplements thereto and in connection therewith, furnish to HWC and to one counsel selected by HWC (such counsel is referred to herein as “HWC’s Counsel”), copies of all such documents proposed to be filed (it being understood that such five-business-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to HWC’s Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances), which documents will be subject to the review and comment of HWC and HWC’s Counsel, make such changes as are reasonably requested by HWC or HWC’s Counsel and, following such changes, file with the Commission such documents;

(ii)     prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be (A) reasonably requested by HWC (to the extent such request relates to information relating to HWC); (B) necessary to keep such registration statement effective for the period required under this Agreement (extended by any period during which such registration statement or related prospectus is not available for sales) or until all of such Registrable Shares have been disposed of (if earlier); and (C) necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Shares;

(iii)     notify in writing HWC’s Counsel promptly of (A) the filing or effectiveness, as applicable, of such registration statement or prospectus or any amendment or supplement thereto; (B) the receipt by the Corporation of any notification with respect to any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto; (C) the receipt by the Corporation of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose; and (D) the receipt by the Corporation of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(iv)     make every reasonable effort to prevent or obtain at the earliest possible moment the withdrawal of any stop order with respect to such registration statement or other order suspending the use of any preliminary or final prospectus;

(v)     cooperate with HWC and HWC’s Counsel in connection with any filings required to be made with the NASD;

(vi)     use its reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such United States jurisdictions as HWC may reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable HWC to consummate the disposition in such United States jurisdictions of the Registrable Shares; provided, however, that the Corporation will not be required to qualify generally to do business, subject itself to general taxation, or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this clause (vi) or to make any changes in its bylaws or Certificate of Incorporation;

(vii)     furnish to HWC such number of copies of any prospectus, including a preliminary prospectus, and such other documents as HWC may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

(viii)   use its reasonable efforts to cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Corporation to enable HWC to consummate the disposition of such Registrable Shares;

(ix)    notify HWC on a timely basis at any time when a prospectus relating to such Registrable Shares is required to be delivered under the Securities Act within the appropriate period mentioned in clause (ii) of this Section 5(a), of the happening of any event as a result of which the applicable registration statement or the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of such prospectus or any preliminary prospectus, in light of the circumstances under which they were made) and, at the request of HWC, prepare and furnish to HWC a reasonable number of copies of a supplement to or an amendment of such prospectus or preliminary prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus or preliminary prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(x)     subject to the execution of customary confidentiality agreements in form and substance reasonably satisfactory to the Corporation, make available upon reasonable notice and during normal business hours, for inspection by HWC, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by HWC or any underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent corporate documents and properties of the Corporation (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Corporation’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such registration statement;

(xi)    use its reasonable best efforts to obtain from its independent certified public accountants comfort letters and bring-down comfort letters in customary form and at customary times and covering matters of the type customarily covered by such letters;

(xii)   use its reasonable best efforts to obtain from its counsel an opinion or opinions in customary form, at customary times and covering customary matters and naming HWC as an additional addressee or party that may rely thereon;

(xiii)    use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its securityholders consolidated earnings statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder (or any similar rule promulgated under the Securities Act) no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year), commencing on the first day of the first fiscal quarter of the Corporation after the effective date of a registration statement, which statements shall cover said 12-month periods;

(xiv)    provide a transfer agent and registrar (which may be the same entity and which may be the Corporation) for such Registrable Shares;

(xv)     not later than the effective date of the applicable registration statement, provide a CUSIP number for all Registrable Shares and provide the applicable transfer agent with printed certificates for the Registrable Shares which certificates shall be in a form eligible for deposit with The Depository Trust Company;

(xvi)     issue certificates evidencing any Registrable Shares to be sold pursuant to any registration statement contemplated by Section 2 or Section 3 hereof and not bearing any restrictive legends;

(xvii)    list such Registrable Shares on any national securities exchange or automated quotation system on which any shares of the Common Stock are listed; or, if the Common Stock is not listed on a national securities exchange, use its reasonable efforts to qualify such Registrable Shares for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc. (the “NASD”), or any national securities exchange;

(xviii)     in connection with any underwritten public offering initiated pursuant to Section 2(a), cooperate and participate in the marketing of such offering as if such registration was an underwritten primary registration (including causing its appropriate executive officers to participate in an appropriate “road show”); and

(xix)    enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings, including customary lock-up provisions) and, whether or not the distribution is an underwritten public offering, take all such other actions reasonably requested by HWC or the underwriters, if any, to expedite or facilitate the disposition of the Registrable Shares.

(b)     HWC, upon receipt of any notice from the Corporation of any event of the kind described in Section 5(a)(ix) hereof, shall forthwith discontinue disposition of the Registrable Shares pursuant to the registration statement covering such Registrable Shares until its receipt of the copies of the supplemented or amended prospectus contemplated by Section 5(a)(ix) hereof, and, if so directed by the Corporation, such holder shall deliver to the Corporation all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Shares at the time of receipt of such notice.

SECTION 6.	SUSPENSION PERIOD.

(a)     Subject to the provisions of this Section 6 and a good faith determination by a majority of the Board of Directors of the Corporation that it is in the best interests of the Corporation to suspend the use of any Shelf Registration Statement following the effectiveness of such Shelf Registration Statement (and the filings with any international, federal or state securities commissions), the Corporation, by written notice to HWC, may direct HWC to suspend sales of the Registrable Shares pursuant to such Shelf Registration Statement for such times as the Corporation reasonably may determine is necessary and advisable (but in no event for more than 60 days in any 12-month period and in no event may the Corporation give such notice during the 14 days following the second business day following receipt by the Corporation of notice by HWC that HWC desires to promptly sell Registrable Shares), if the Corporation is engaged in confidential negotiations or other confidential business activities or upon the occurrence of an event, in each case (x) that would require additional disclosure of material non-public information by the Corporation in such Shelf Registration Statement (or such filings) not otherwise required to be disclosed under applicable law and which has not been so disclosed, (y) as to which the Company has a bona fide business purpose for preserving confidentiality, or (z) that renders the Company unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to promptly amend or supplement such Shelf Registration Statement on a post-effective basis, as applicable. Upon the earlier to occur of (i) the Corporation delivering to HWC an End of Suspension Notice, as hereinafter defined, and (ii) the end of the maximum permissible suspension period, the Corporation shall promptly amend or supplement such Shelf Registration Statement on a post-effective basis, if necessary, or take such action as is necessary to permit the resumed use of such Shelf Registration Statement by HWC in compliance with applicable law. The Corporation may suspend the effectiveness and use of any Piggyback Registration Statement at any time for an unlimited amount of time.

(b)    In the case of an event that causes the Corporation to suspend the use of a Registration Statement (a “Suspension Event”), the Corporation shall give written notice (a “Suspension Notice”) to HWC to suspend sales of the Registrable Shares included on such Registration Statement, and such notice shall state that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and the Corporation is using its best efforts and taking all reasonable steps to terminate suspension of the effectiveness of such Shelf Registration Statement as promptly as possible. HWC shall not effect any sales of the Registrable Shares pursuant to such Shelf Registration Statement at any time after it has received a Suspension Notice from the Corporation and prior to receipt of an End of Suspension Notice (as defined below) with respect to such Shelf Registration Statement. If so directed by the Corporation, HWC will deliver to the Corporation (at the expense of the Corporation) all copies other than permanent file copies then in HWC’s possession of the prospectus covering the Registrable Shares at the time of receipt of the Suspension Notice. HWC may recommence effecting sales of the Registrable Shares pursuant to such Shelf Registration Statement following further notice to such effect (an “End of Suspension Notice”) from the Corporation, which End of Suspension Notice shall be given by the Corporation to HWC in the manner described above promptly following the conclusion of any Suspension Event and its effect.

SECTION 7.	EXPENSES.

All expenses (other than discounts, fees and commissions of underwriters, selling brokers, dealer managers, sales agents and similar securities industry professionals, expenses of HWC’s Counsel, and applicable transfer taxes, if any, which shall be borne by HWC) incurred by the Corporation in complying with this Agreement, including, without limitation, all registration and filing fees (including all expenses incident to filing with the NASD), fees and expenses of complying with securities and blue sky laws, printing expenses, and fees and expenses of the Corporation’s counsel and accountants shall be paid by the Corporation.

SECTION 8.	INDEMNIFICATION.

(a)    The Corporation shall indemnify and hold harmless HWC and its officers, directors, employees, partners, attorneys and agents, each underwriter, broker or any other Person acting on behalf of HWC, and each other Person, if any, who controls (within the meaning of the Securities Act or the Exchange Act) any of the foregoing Persons (collectively, the “HWC Indemnified Persons”) against any losses, claims, damages, liabilities or expenses, joint or several (or actions in respect thereof), to which any HWC Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or allegedly untrue statement of a material fact contained in the registration statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto, any document incorporated by reference therein, any “issuer free writing prospectus” (as defined in Rule 433 promulgated under the Securities Act) or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act (in each case relating to the Registrable Shares) or any other document incident to registration or qualification of such Registrable Shares, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any preliminary prospectus or final prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or (iii) any violation by the Corporation of the Securities Act or state securities or blue sky laws applicable to the Corporation and relating to action or inaction required of the Corporation in connection with such registration or qualification under the Securities Act or such state securities or blue sky laws (collectively, “Losses”); and shall reimburse each HWC Indemnified Person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such Loss; provided, however, that the Corporation shall not be liable in any such case to the extent that any such Loss (including any legal or other expenses incurred) arises out of or is based upon an untrue statement or allegedly untrue statement or omission or alleged omission made in said registration statement, preliminary prospectus, final prospectus, amendment, supplement, issuer free writing prospectus or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Corporation by HWC or such underwriter, or an agent or representative thereof, specifically for use in the preparation thereof. This indemnity shall be in addition to any liability the Corporation may otherwise have.

(b)   HWC shall indemnify and hold harmless the Corporation, each director of the Corporation, each officer of the Corporation who shall sign such registration statement and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of the foregoing Persons against any Loss, to the extent, but only to the extent, that such Loss is caused by any information furnished in writing by HWC to the Corporation specifically for inclusion in any preliminary prospectus relating to the Registrable Shares. The liability of HWC under this Section 8(b) shall in no event exceed the amount by which the proceeds received by HWC from sales of Registrable Shares giving rise to such obligations exceed the amount of any Loss that HWC has otherwise been required to pay by reason of such untrue statement or omission. This indemnity shall be in addition to any liability HWC may otherwise have.

(c)    Promptly after receipt by an indemnified party (an “Indemnified Party”) of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 8, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party (an “Indemnifying Party”), give written notice to the latter of the commencement of such action; provided, however, that the failure to so notify the Indemnifying Party shall not relieve it of any obligation or liability which it may have hereunder or otherwise except to the extent it is materially prejudiced by such failure. In case any such action is brought against an indemnified party, the Indemnifying Party will be entitled to participate in and to assume the defense thereof, jointly with any other Indemnifying Party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be responsible for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (other than reasonable costs of investigation); provided, however, that the Indemnified Party shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed in writing to pay such fees or expenses, (B) the Indemnifying Party shall have failed to assume the defense of such claim within a reasonable time after having received notice of such claim from the Indemnified Party and to employ counsel reasonably satisfactory to the Indemnified Party, or (C) in the reasonable judgment of the Indemnified Party, based upon advice of its counsel, a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such claims or the Indemnified Party has defenses separate and apart from the defenses of the Indemnifying Party with respect to such claims (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that the Indemnified Party intends to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is assumed by the Indemnifying Party, the Indemnifying Party shall not be subject to any liability for any settlement made without its consent, but such consent may not be unreasonably withheld; provided, that an Indemnifying Party shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such Indemnifying Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. If the Indemnifying Party assumes the defense, the Indemnifying Party shall have the right to settle such action without the consent of the Indemnified Party; provided, that the Indemnifying Party shall be required to obtain such consent (which consent may be withheld in the Indemnified Party’s sole discretion) if the settlement includes any admission of wrongdoing on the part of the Indemnified Party or any equitable remedies or restriction on the Indemnified Party or its officers, directors or employees or if the Indemnified Party reasonably believes that the Indemnifying Party may not be able to satisfy its obligations thereunder. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Party of an unconditional release from all liability in respect of such claim or litigation. The Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time from all Indemnified Parties unless the employment of more than one counsel has been authorized in writing by the Indemnifying Party, in each of which cases the Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or an behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and shall survive the transfer of securities.

(d)   If the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Loss or is insufficient to hold it harmless as contemplated by Section 8(a) or Section 8(b), then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amounts paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such Loss as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding anything in this Section 8(d) to the contrary, no Indemnifying Party (other than the Corporation) shall be required pursuant to this Section 8(d) to contribute any amount in excess of the amount by which the net proceeds received by such Indemnifying Party from the sale of Registrable Shares in the offering to which the Losses of the Indemnified Parties relate exceed the amount of any damages that such Indemnifying Party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the third preceding sentence. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. If indemnification is available under this Section 8, the Indemnifying Parties shall indemnify each Indemnified Party to the full extent provided in Sections 8(a) and 8(b) hereof without regard to the relative fault of said Indemnifying Parties or Indemnified Party.

SECTION 9.	UNDERWRITING AGREEMENT.

Notwithstanding the provisions of Section 8, to the extent that HWC shall enter into an underwriting or similar agreement, which agreement contains provisions covering one or more issues addressed in such Section, the provisions contained in such agreement addressing such issue or issues shall control with respect to HWC and the other parties to such agreement; provided, however, that any such agreement to which the Corporation is not a party shall not be binding upon the Corporation.

SECTION 10.	SELECTION OF UNDERWRITER.

If any of the Registrable Shares covered by any Shelf Registration Statement are to be sold in a Traditional Underwritten Public Offering, the investment banker or bankers and manager or managers that will manage the offering will be selected by HWC with the consent of the Corporation, which consent shall not be unreasonably withheld.

SECTION 11.	INFORMATION FROM HWC.

HWC shall furnish to the Corporation such written information regarding HWC and the distribution proposed by HWC as the Corporation may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

SECTION 12.	EXCHANGE ACT COMPLIANCE.

The Corporation shall comply with all of the reporting requirements of the Exchange Act required to be complied with by it and shall comply with all other public information reporting requirements of the Commission required to be complied with by it which are conditions to the availability of Rule 144 for the sale of the Common Stock. The Corporation shall cooperate with HWC in supplying such information as may be necessary for HWC to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

SECTION 13.	MERGERS, ETC.

The Corporation shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Corporation shall not be the surviving corporation unless the surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Corporation under this Agreement, and for that purpose references hereunder to “Registrable Shares” shall be deemed to include the shares of common stock or other securities, if any, which HWC would be entitled to receive in exchange for the Registrable Shares under any such merger, consolidation or reorganization, provided that, to the extent HWC receives securities that are by their terms convertible into shares of common stock or other securities of the issuer thereof, then any such shares of common stock or other securities as are issued or issuable upon conversion of said convertible securities shall be included within the definition of “Registrable Shares.”

SECTION 14.	NO CONFLICT OF RIGHTS.

The Corporation shall not, after the date hereof, grant any registration rights which conflict with or are superior to the registration rights granted hereby.

SECTION 15.	TERMINATION.

This Agreement shall terminate and be of no further force or effect when there shall no longer be any securities outstanding that meet the definition of “Registrable Shares”; provided, however, that Sections 7, 8, 20 and 24 shall not be so terminated but shall survive without limitation.

SECTION 16.	SUCCESSORS AND ASSIGNS.

This Agreement shall bind and inure to the benefit of the Corporation and HWC and, subject to Section 17, the respective successors and assigns of the Corporation and HWC.

SECTION 17.	ASSIGNMENT.

HWC may assign its rights hereunder to any transferee of Registrable Shares constituting 5% or more of the outstanding Common Stock of the Corporation at the time of such transfer; provided, however, that such transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as a party to this Agreement, whereupon such transferee shall have the benefits of and shall be subject to the restrictions contained in this Agreement as if such transferee had originally been a party hereto.

SECTION 18.	SEVERABILITY.

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 19.	ENTIRE AGREEMENT.

This Agreement, the Merger Agreement, and the other writings referred to herein or delivered pursuant hereto, contain the entire agreement among the parties with respect to the subject matter thereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

SECTION 20.	NOTICES.

All communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile transmission (with receipt confirmed), nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at its address below or such other address as such party may hereafter designate in writing:

(a)	if to the Corporation, to:

Boots & Coots International Well Control, Inc.
11615 N. Houston Rosslyn
Houston, Texas 77086
Attention: General Counsel
Telephone: (281) 931-8884
Facsimile:

(b)	with a copy (which shall not constitute notice) to:

Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
Attention: William T. Heller, IV
Telephone: (713) 951-5807
Facsimile: (713) 654-1871

(c)	if to HWC, to:

HWC Energy Services, Inc.
333 Clay Street, Suite 4620
Houston, Texas 77002
Attention: Cindy B. Taylor
Telephone: (713) 652-0582
Facsimile: (713) 652-0499

(d)	with copies (which shall not constitute notice) to:

Oil States International, Inc.
13111 Northwest Freeway, Suite 200
Houston, Texas 77040
Attention: Vice President - Legal
Telephone: (713) 510-2436
Facsimile: (713) 510-2222

and

Vinson & Elkins LLP
1001 Fannin Street, Suite 2300
Houston, TX 77002
Attention: Scott N. Wulfe
Telephone: (713) 758-2750
Facsimile: (713) 615-5637

All such notices, requests, consents and other communications shall be deemed to have been delivered (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by facsimile transmission, on the date of confirmation of receipt, (iii) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (iv) in the case of mailing, on the third business day after the posting thereof.

SECTION 21.	MODIFICATIONS; AMENDMENTS; WAIVERS.

The terms and provisions of this Agreement may not be modified or amended, nor may any provision be waived, except pursuant to a writing signed by the Corporation and HWC.

SECTION 22.	COUNTERPARTS; FACSIMILE SIGNATURES.

This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable at the Closing (as defined in the Merger Agreement) if the originally executed counterpart is delivered within a reasonable period thereafter.

SECTION 23.	HEADINGS.

The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

SECTION 24.	GOVERNING LAW; JURISDICTION.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly therein.

(b)    The parties hereto agree that the appropriate, exclusive and convenient forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The parties further agree that the parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Agreement shall be binding.

(c)    To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 24(b).

(d)    THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, THE undersigned have duly executed this Registration Rights Agreement as of the date first written above.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

By:
Name:
Title:

HWC ENERGY SERVICES, INC.

By:
Name:
Title: